EXHIBIT 10.2
                          KEYSTONE HERITAGE GROUP, INC.
                                    1995 10-K


                              EMPLOYMENT AGREEMENT

     THIS AGREEMENT made this 30th day of June, 1995, effective July 1, 1995, by and between the Lebanon Valley National Bank of Lebanon, Pennsylvania (hereinafter referred to as "Bank") and Kurt A. Phillips (hereinafter referred to as "Executive").

                                WITNESSETH THAT:

     WHEREAS, Executive has been employed by Bank and is presently serving as its Executive Vice- President and Chief Financial Officer; and

     WHEREAS, Bank wishes to assure itself of the continued services of Executive during the period and on the terms and conditions hereinafter set forth; and

     WHEREAS, Executive is willing to serve the Bank on a full time basis during such period on such terms and conditions.

     NOW, THEREFORE, in consideration of the promises hereinafter set forth, it is mutually agreed as follows:

     1. Except as otherwise provided in paragraph 2 below, Bank shall employ Executive as its Executive Vice-President and Chief Financial Officer or in any capacities as may from time to time be specified by the Board of Directors, provided that such duties shall be consistent with Executive's current status as Bank's Executive Vice-President and Chief Financial Officer. Said employment shall be continuous and on a full time basis for the period beginning July 1, 1995 and ending on December 31,

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1997.  On the last day of each  month  this  Agreement  shall  automatically  be extended for an additional month so that there is always a thirty (30) month contract in effect. Unless sooner terminated pursuant to paragraph 2, below, Bank may terminate this Agreement at any time by giving Executive thirty (30) month's written notice of the effective date of said termination. Executive accepts such employment and agrees that during such period he will devote his best efforts, and his full business time and attention, except for normal vacation Periods and illness, to the performance of such duties for the Bank as may be assigned to him from time to time by the Bank.

     2. Notwithstanding the provisions of paragraph 1 above, this contract shall terminate under the following additional conditions:

     a. Upon the death of the Executive.

     b. Mental or physical disability of Executive which prevents him from performing his normal duties for a period in excess of six (6) months.

     c. At the option of the Bank upon Executive attaining the age of sixty-five
(65) by giving such notice as is provided at that time for comparable' employees under the personnel policy then in effect.

     d. At the option of Executive by giving three (3) month's written notice to Bank of his intent to resign or retire provided, however, that in the event that Executive gives such

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notice,  Bank shall have the option of terminating this Agreement at any earlier date.

     e. At the option of Bank, if Executive is convicted of a crime involving moral turpitude involving actions not related to his employment or is charged with a criminal offense arising out of his employment. Termination shall become effective two (2) weeks after written notice to Executive of Bank's intent to terminate this Agreement pursuant to this subparagraph. In the event that this Agreement is terminated as the result of charges against Executive, it shall be reinstated retroactively in the event that said charges are dismissed.

     3. Beginning July 1, 1995, and continuing through December 31, 1995, Bank will pay the Executive a base salary at the annual rate of Eighty-Five Thousand Dollars ($85,000.00) payable in bimonthly installments. No later than January 31 of each year during the term of this Agreement, Bank shall review and give consideration to the increase of the annual rate of Executive's base salary effective the preceding January 1 during the period of his full time employment. In making such determination, Bank shall consider the Consumer Price Index, salary increases given to other employee and officers of the Bank, salaries of comparable officers of peer group banking institutions as well as the net profits of Bank in the preceding year. The base salary in effect during the preceding calendar year shall remain in effect until the termination of this

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Agreement as provided herein unless increased pursuant to this paragraph.

     4. In addition to the base salary provided herein, Executive shall be entitled to such bonuses and other benefits as are made available to the other officers and employees of Bank other than severance pay.

     5. During the term of this Agreement or any extension  thereof,  or for two
(2) years immediately following termination of this Agreement, Executive shall not engage in the banking business as the employee or consultant of a bank or savings and loan association or the parent company of a wholly owned subsidiary bank or savings and loan association which has an office in the following counties of Pennsylvania: Lebanon, Dauphin, Schuylkill, Berks and Lancaster.

     6. This Agreement shall be binding upon the parties hereto, their heirs, successors and assigns and shall not be modified except in writing signed by all of the parties hereto.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

ATTEST:                            LEBANON VALLEY NATIONAL BANK
/s/ Lance M. Frehafer              By: /s/  Donald W. Lesher, Jr.
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Secretary                          Chairman of the Board

Witness:
/s/ Peggy Y. Layser                /s/  Kurt A. Phillips
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                                   Kurt A. Phillips